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                                                                     EXHIBIT 5.1


                                          June 27, 2001


Kerr-McGee Holdco, Inc.
123 Robert S. Kerr Avenue
Oklahoma City, Oklahoma 73102

Ladies and Gentlemen:

     We have acted as counsel to Kerr-McGee Holdco, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 of the Company (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed issuance by the Company of up to 5,567,104 shares of Common Stock, par value $1.00 per share (the "Shares"), pursuant to an Agreement and Plan of Merger dated as of May 13, 2001 (the "Merger Agreement"), among the Company, Kerr-McGee Corporation ("Kerr-McGee"), HS Resources, Inc. ("HS Resources"), Kerr-McGee Merger Sub, Inc., a wholly owned subsidiary of the Company ("KM Merger Sub"), and HS Resource Merger Sub Inc., a wholly owned subsidiary of the Company ("HS Merger Sub") pursuant to which, among other things, HS Merger Sub will merge with and into HS Resources, with HS Resources surviving (the "Merger") and KM Merger Sub will merge with and into Kerr-McGee, with Kerr-McGee surviving.

     We have examined (i) the Merger Agreement and (ii) the Registration Statement. We have also examined the originals, or duplicates or certified or conformed


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copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon the certificates of public officials and of officers and representatives of the Company.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

     Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

     The Board of Directors of the Company has authorized the issuance of the Shares in accordance with the Merger Agreement, and when (1) the stockholders of HS Resources and HS Merger Sub have adopted the Merger Agreement and (2) the Shares have been issued in accordance with the Merger Agreement upon consummation of the Merger, the Shares will be validly issued, fully paid and nonassessable.


     We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.



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     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Proxy Statement-Prospectus included in the Registration Statement.

                                       Very truly yours,



                                       /s/ SIMPSON THACHER & BARTLETT
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                                       SIMPSON THACHER & BARTLETT